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Exhibit 8.1

November 8, 2013

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002

Re: Plains All American Pipeline, L.P. Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership ("Plains"), in connection with the Merger, as defined in the Agreement and Plan of Merger dated as of October 21, 2013 (the "Merger Agreement"), by and among Plains, PAA Acquisition Company LLC, a Delaware limited liability company and wholly-owned subsidiary of Plains, PAA Natural Gas Storage, L.P., a Delaware limited partnership ("MLP"), and PNGS GP LLC, a Delaware limited liability company and the general partner of MLP and wholly-owned subsidiary of Plains. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

        This opinion is being delivered in connection with the filing of the Registration Statement on Form S-4, as amended (the "Registration Statement") filed by Plains with the Securities and Exchange Commission (the "Commission") relating to the proposed Merger and to which this opinion is an exhibit.

        In preparing our opinion, we have reviewed, and with your consent are expressly relying upon (without any independent investigation thereof), the truth and accuracy of the statements, representations, and covenants contained in (i) the Merger Agreement and any exhibits thereto, (ii) the Registration Statement and (iii) such other documents and corporate records that we have deemed necessary and appropriate to enable us to render the opinion set forth below. With respect to any representations in any of the foregoing documents that are made "to the knowledge of" or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification. In addition, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the material terms and conditions therein have been or will be waived or modified.

        If any of our assumptions described above are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement and/or the Registration Statement, our opinion expressed below may be adversely affected and may not be relied upon.

        Based upon and subject to the foregoing, the legal conclusions with respect to U.S. federal income tax consequences set forth in the discussion under the captions "Material U.S. Federal Income Tax Consequences of the Merger" and "Material U.S. Federal Income Tax Consequences of Ownership of PAA Common Units" in the Registration Statement, subject to the limitations, conditions and qualifications set forth therein, constitute our opinion as of the date hereof. We undertake no responsibility to advise you of any changes in the application or interpretation of the United States federal income tax laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not, however, constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933, or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

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  Exhibit 8.1